Exhibit 1

AGREEMENT

AGREEMENT, dated as of February 3, 2012, by and among EdgePoint Investment Group Inc. (“EIG”), an Ontario corporation; Cymbria Corporation (“Cymbria”), an Ontario corporation; EdgePoint Global Growth & Income Portfolio (“EPG G&I”), an Ontario mutual fund trust; and EdgePoint Global Portfolio (“EPG” and together with Cymbria and EPG G&I, the “Funds”), an Ontario mutual fund trust.

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Each of the parties hereto hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one statement on Schedule 13G relating to their ownership of the Common Stock of Team, Inc. and hereby further agree that said statement shall be filed on behalf of EIG and each of the Funds.  Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Team, Inc.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

EDGEPOINT INVESTMENT GROUP INC.

By:	/s/ Patrick Farmer

CYMBRIA CORPORATION

By:	/s/ Patrick Farmer

EDGEPOINT GLOBAL GROWTH & INCOME PORTFOLIO
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer

EDGEPOINT GLOBAL PORTFOLIO
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer